EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

LINKBANCORP, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(h)	86,328	N/A	$505,019	0.00014760	$74.54
Total Offering Amounts					$505,019		$74.54
Total Fee Offsets							$0.00
Net Fee Due							$74.54
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(1)
This Registration Statement on Form S-8 covers shares of common stock $0.01 par value of LINKBANCORP, Inc. issuable pursuant to the Virginia Partners Bank 2008 Incentive Stock Option Plan and the Virginia Partners Bank 2015 Incentive Stock Option Plan (collectively, the “Plans”) assumed in connection with the merger of Partners Bancorp with and into LINKBANCORP, Inc., and any additional shares of common stock that become issuable under the Plans by reason of any stock dividend, stock split, or other similar transaction, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $5.85 per share, the weighted-average exercise price of stock options outstanding under the Plans as of the date of this Registration Statement.